Exhibit 99.1

MAD CATZ® REPORTS FISCAL 2015 FOURTH QUARTER AND YEAR END FINANCIAL RESULTS

San Diego, CA – June 25, 2015 – Mad Catz Interactive, Inc. (“Mad Catz” or the “Company”) (NYSE MKT/TSX: MCZ), today announced financial results for the fiscal 2015 fourth quarter and full year ended March 31, 2015.

Key Highlights of Fiscal 2015 Fourth Quarter and Subsequent:

•	Fiscal 2015 fourth quarter net sales decreased 18% to $16.6 million, driven by a 27% decrease in net sales to EMEA and a 25% decrease in net sales to APAC, partially offset by a 6% increase in net sales in the Americas;

•	Gross margin declined to 23.4% from 23.9% in the prior year quarter;

•	Total operating expenses decreased 6% from the prior year period to $6.2 million;

•	Diluted income per share was $0.09 for the fiscal 2015 fourth quarter, compared to a diluted loss per share of less than ($0.01) last year;

•	Net position of bank loan, less cash, of $2.8 million at March 31, 2015, compared to $10.7 million at December 31, 2014 and $4.1 million at March 31, 2014;

•	Announced agreement with Harmonix Music Systems™ to launch Rock Band™ 4 on PlayStation™ 4 and Xbox One;

•	Announced the S.U.R.F.R™ wireless media and game controller for Android™ powered smart TVs and media devices, smartphones, tablets and home theater PCs;

•	Announced the L.Y.N.X.™ 3 mobile wireless controller for Android smart devices, tablets and Windows PC;

•	Announced an agreement with Capcom to produce a range of next-generation licensed Street Fighter™ V fighting game controllers for PlayStation 4;

•	Announced agreement with Dovetail Games for the retail distribution of Microsoft Flight Simulator X: Steam Edition;

•	Appointed Mr. Carlo Chiarello to the Board of Directors;

•	Raised $3.7 million in a registered direct offering through the issuance of approximately 9.0 million shares of common stock and warrants to purchase approximately 4.5 million additional shares of common stock exercisable at $0.61 per share;

•	Extended working capital credit facility with Wells Fargo Capital Finance LLC to July 31, 2016; and

•	Received critical acclaim on Rock Band 4 at E3, including the award for “Best Music Game” from IGN, the world’s largest video game news site, and IGN nominations for “Best PS4 Game” and “Best Xbox One Game”.

Key Financial Highlights of Fiscal 2015:

•	Fiscal 2015 net sales decreased 4% to $86.2 million, driven by a 13% decrease in net sales to EMEA and a 2% decrease in net sales to the Americas, partially offset by a 50% increase in net sales in APAC;

•	Gross margin for Fiscal 2015 was 27.7% compared to 25.5% in Fiscal 2014;

•	Total operating expenses in Fiscal 2015 decreased 13% year-over-year to $25.5 million;

•	Operating loss of ($1.6 million) represented a $4.9 million improvement over the prior year;

•	Diluted income per share in Fiscal 2015 was $0.07 compared to a loss of ($0.12) in the prior year; and

•	Fiscal 2015 Adjusted EBITDA increased to $0.3 million from ($4.0 million) in Fiscal 2014.

Summary of Financials

(in thousands, except margins and per share data)

	(unaudited) Three Months Ended March 31,				Twelve Months Ended March 31,
	2015	2014	Change		2015	2014	Change
Net sales	$16,558	$20,217	(18%)		$86,223	$89,629	(4%)
Gross profit	3,872	4,838	(20%)		23,844	22,898	4%
Total operating expenses	6,167	6,527	(6%)		25,487	29,420	(13%)

Operating loss	(2,295)	(1,689)	36%		(1,643)	(6,522)	(75%)

Net income (loss)	5,556	(265)	(2197%)		4,747	(7,441)	(164%)

Net income (loss) per share, basic and diluted	$0.09	$0.00	100%		$0.07	($0.12)	(158%)

Gross margin	23.4%	23.9%	(50	) bps	27.7%	25.5%	220 bps
Adjusted EBITDA (loss) (1)	($1,841)	($1,155)	59%		$315	($3,952)	(108%)

(1)	Definitions, disclosures and reconciliations regarding non-GAAP financial information are included on page 8.

Commenting on the Company’s Fiscal 2015 fourth quarter and full year results, Karen McGinnis, Chief Financial Officer of Mad Catz, said, “Fiscal 2015 was a challenging year for Mad Catz, as net sales for the fourth quarter and full year decreased 18% and 4% from their respective prior year periods. The net sales performance in Fiscal 2015 was driven primarily by a decrease in sales of our products, primarily audio, designed for legacy consoles and universal platforms due to the launch of the PlayStation 4 and Xbox One consoles in November 2013. Although we are experiencing strong growth in products developed for these new consoles, the decline in sales of products related to the legacy consoles has been greater than we and others in the industry anticipated. Despite the net sales decline in Fiscal 2015, our focus on profitable product placements and efforts to drive additional operational efficiencies across the business resulted in a 4% increase in gross profit and a 13% decrease in operating expenses compared to the prior year. As a result, we reduced our operating loss by $4.9 million, generated positive adjusted EBITDA of $0.3 million and ended the year with a net position of bank loan less cash of

$2.8 million. Additionally, we recognized a tax benefit of $7.2 million, which resulted in net income of $4.7 million, or $0.07 per share, for the fiscal year. Although working capital remains tight, we believe we have positioned ourselves well to capitalize on the growth opportunities in fiscal 2016.”

Summary of Key Sales Metrics

	Three Months Ended March 31,			Twelve Months Ended March 31,
(in thousands)	2015	2014	Change	2015	2014	Change
Net Sales by Geography
EMEA	$9,143	$12,557	(27%)	$46,247	$53,132	(13%)
Americas	5,615	5,275	6%	27,897	28,470	(2%)
APAC	1,800	2,385	(25%)	12,079	8,027	50%

	$16,558	$20,217	(18%)	$86,223	$89,629	(4%)

Sales by Platform as a % of Gross Sales
PC and Mac	52%	47%		46%	45%
Universal	17%	25%		22%	29%
Next gen consoles (a)	24%	11%		21%	3%
Smart devices	5%	4%		7%	2%
Legacy consoles (b)	2%	12%		4%	19%
All others	—%	1%		—%	2%

	100%	100%		100%	100%

Sales by Category as a % of Gross Sales
Audio	40%	47%		42%	47%
Specialty controllers	31%	18%		25%	16%
Mice and keyboards	22%	28%		23%	29%
Controllers	4%	2%		6%	1%
Accessories	2%	3%		3%	5%
Games and Other	1%	2%		1%	2%

	100%	100%		100%	100%

Sales by Brand as a % of Gross Sales
Tritton	37%	43%		39%	42%
Mad Catz	34%	39%		34%	41%
Saitek	25%	14%		19%	12%
Other	4%	4%		8%	5%

	100%	100%		100%	100%

(a)	Includes products developed for Xbox One, PlayStation 4 and Wii U.
(b)	Includes products developed for Xbox 360, PlayStation 3 and Wii.

Darren Richardson, President and Chief Executive Officer of Mad Catz, commented, “Although the past couple of years have been challenging for us and the industry, we are pleased with our ability to drive operational improvements while still investing in new product development in order to capitalize on growth opportunities from the ongoing console transition as well as the increasing popularity of mobile gaming. We believe fiscal 2016 will be an exciting year for Mad Catz, particularly as we work with Harmonix to launch Rock Band 4 this holiday season. The initial response from consumers and retailers to the launch announcement and new game play has been very positive, and we expect sales of Rock Band 4 products to contribute to significant sales growth, operating leverage and cash flow in Fiscal 2016.”

The Company will host a conference call and simultaneous webcast on June 25, 2015, at 5:00 p.m. ET, which can be accessed by dialing (212) 231-2910. Following its completion, a replay of the call can be accessed for 30 days at the Company’s Web site (www.madcatz.com, select “About Us/Investor Relations”) or for seven days via telephone at (800) 633-8284 (reservation #21769534) or, for International callers, at (402) 977-9140.

About Mad Catz

Mad Catz Interactive, Inc. (“Mad Catz”) (NYSE MKT/TSX: MCZ) is a global provider of innovative interactive entertainment products marketed under its Mad Catz® (gaming), Tritton® (audio), and Saitek® (simulation) brands. Mad Catz products cater to passionate gamers across multiple platforms including in-home gaming consoles, handheld gaming consoles, Windows® PC and Mac® computers, smart phones, tablets and other mobile devices. Mad Catz distributes its products through its online store as well as distribution via many leading retailers around the globe. Headquartered in San Diego, California, Mad Catz maintains offices in Europe and Asia. For additional information about Mad Catz and its products, please visit the Company’s website at www.madcatz.com.

Social Media

Safe Harbor

Information in this press release that involves the Company’s expectations business prospects, plans, intentions or strategies regarding its future are forward-looking statements that are not facts and that involve substantial risks and uncertainties. You can identify these statements by the use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “should,” “plan,” “goal,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause the Company’s actual future results to differ materially from those expressed in the forward-looking statements set forth in this release are the following: the ability to maintain or renew the Company’s licenses; competitive developments affecting the Company’s current products; first-party price reductions; availability of capital under our credit facility; commercial acceptance of new in-home gaming consoles; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; unanticipated product delays; or a downturn in the market or industry. A further list and description of these and other factors, risks, uncertainties and other matters can be found in the Company’s most recent annual report, and any subsequent quarterly reports, filed with the U.S. Securities and Exchange Commission and the Canadian Securities Administrators. The forward-looking statements in this release are based upon information available to the Company as of the date of this release, and the Company assumes no obligation to update any such forward-looking statements as a result of new information or future events or developments, except as may be require by applicable law. Forward-looking statements believed to be true when made may ultimately prove to be incorrect. These statements are not guarantees of the future performance of the Company and are subject to risks, uncertainties and other factors, some of which are beyond its control and may cause actual results to differ materially from current expectations.

Contact:
Karen McGinnis	Joseph Jaffoni, Norberto Aja, Jim Leahy
Chief Financial Officer	JCIR
Mad Catz Interactive, Inc.	mcz@jcir.com or (212) 835-8500
kmcginnis@madcatz.com or (858) 790-5040

- TABLES FOLLOW -

Consolidated Statements of Operations

(in thousands, except share and per share data)

	(unaudited) Three Months Ended March 31,		Twelve Months Ended March 31,
	2015	2014	2015	2014
Net sales	$16,558	$20,217	$86,223	$89,629
Cost of sales	12,686	15,379	62,379	66,731

Gross profit	3,872	4,838	23,844	22,898
Operating expenses:
Sales and marketing	2,691	2,638	11,253	12,656
General and administrative	2,592	2,746	10,802	11,649
Research and development	775	998	2,995	4,238
Acquisition related items	0	35	—	134
Amortization of intangible assets	109	110	437	743

Total operating expenses	6,167	6,527	25,487	29,420

Operating loss	(2,295)	(1,689)	(1,643)	(6,522)

Other income (expense):
Interest expense, net	(212)	(183)	(775)	(659)
Foreign currency exchange loss, net	(284)	(162)	(784)	(870)
Change in fair value of warrant liability	542	84	598	74
Other income	80	41	172	142

Total other income (expense)	126	(220)	(789)	(1,313)

Loss before income taxes	(2,169)	(1,909)	(2,432)	(7,835)
Income tax benefit	7,725	1,644	7,179	394

Net income (loss)	$5,556	($265)	$4,747	($7,441)

Net income (loss) per share:
Basic	$0.09	($0.00)	$0.07	($0.12)

Diluted	$0.09	($0.00)	$0.07	($0.12)

Shares used in per share computations:
Basic	64,688,371	63,931,506	64,350,893	63,757,395

Diluted	64,798,978	63,931,506	64,776,699	63,757,395

Consolidated Balance Sheets

(in thousands)

	March 31, 2015	March 31, 2014
ASSETS
Current assets:
Cash	$5,142	$1,496
Accounts receivable, net	7,823	8,059
Other receivables	560	1,531
Inventories	15,479	17,189
Deferred tax assets	2,245	926
Income tax receivable	967	895
Prepaid expenses and other current assets	1,293	1,605

Total current assets	33,509	31,701
Deferred tax assets	7,605	1,334
Other assets	418	499
Property and equipment, net	3,376	2,737
Intangible assets, net	2,584	3,022

Total assets	$47,492	$39,293

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Bank loan	$7,920	$5,612
Accounts payable	16,404	13,661
Accrued liabilities	4,196	4,874
Notes payable	1,015	1,336
Income taxes payable	141	330

Total current liabilities	29,676	25,813
Notes payable, less current portion	36	1,023
Warrant liabilities	1,187	75
Deferred tax liabilities	43	178
Deferred rent	762	78

Total liabilities	31,704	27,167
Shareholders’ equity:
Common stock	63,128	60,847
Accumulated other comprehensive loss	(5,123)	(1,757)
Accumulated deficit	(42,217)	(46,964)

Total shareholders’ equity	15,788	12,126

Total liabilities and shareholders’ equity	$47,492	$39,293

Consolidated Statements of Cash Flows

(in thousands)

	Twelve Months Ended March 31,
	2015	2014
Cash flows from operating activities:
Net income (loss)	$4,747	(7,441)
Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
Depreciation and amortization	2,050	2,568
Accrued and unpaid interest expense on note payable	10	11
Amortization of deferred financing fees	87	39
(Gain) loss on disposal of assets	(73)	79
Stock-based compensation	520	557
Change in fair value of contingent consideration	—	(729)
Change in fair value of warrant liabilities	(598)	(74)
(Benefit) provision for deferred income taxes	(8,039)	(1,607)
Changes in operating assets and liabilities:
Accounts receivable	141	6,406
Other receivables	582	(142)
Inventories	1,024	7,265
Prepaid expenses and other current assets	187	1,216
Other assets	47	(153)
Accounts payable	1,627	(1,890)
Accrued liabilities	(1,131)	(1,601)
Deferred rent	410	—
Income taxes receivable/payable	(119)	(417)

Net cash provided by operating activities	1,472	4,087

Cash flows from investing activities:
Purchases of property and equipment	(2,067)	(1,461)
Purchases of intangible assets	—	(80)

Net cash used in investing activities	(2,067)	(1,541)

Cash flows from financing activities:
Borrowings on bank loan	65,442	69,810
Repayments on bank loan	(63,134)	(73,086)
Payment of financing fees	(85)	(40)
Repayments on notes payable	(1,434)	—
Proceeds from issuance of common stock	3,399	—
Proceeds from exercise of stock options	236	188
Payment of contingent consideration	—	(787)

Net cash provided by (used in) financing activities	4,424	(3,915)

Effects of foreign currency exchange rate changes on cash	(183)	92

Net increase (decrease) in cash	3,646	(1,277)
Cash, beginning of period	1,496	2,773

Cash, end of period	$5,142	$1,496

Supplementary Data

Adjusted EBITDA (Loss) Reconciliation (non-GAAP)

(in thousands)

(Unaudited)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2015	2014	2015	2014
Net income (loss)	$5,556	($265)	$4,747	($7,441)
Adjustments:
Depreciation and amortization	514	564	2,050	2,607
Stock-based compensation	144	56	520	557
Change in fair value of warrant liability	(542)	(84)	(598)	(74)
Acquisition related items	—	35	—	134
Interest expense, net	212	183	775	659
Income tax benefit	(7,725)	(1,644)	(7,179)	(394)

Adjusted EBITDA (loss)	($1,841)	($1,155)	$315	($3,952)

Adjusted EBITDA (loss), a non-GAAP financial measure, represents net income (loss) before interest, taxes, depreciation and amortization, stock-based compensation, the gain/loss on the change in the fair value of the related warrant liability, goodwill impairment, if any, and acquisition related items. Adjusted EBITDA is not intended to represent cash flows for the period, nor is it being presented as an alternative to operating or net income (loss) as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. As defined, Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. We believe, however, that in addition to the performance measures found in our financial statements, Adjusted EBITDA is a useful financial performance measurement for assessing our Company’s operating performance. We use Adjusted EBITDA as a measurement of operating performance in comparing our performance on a consistent basis over prior periods, as it removes from operating results the impact of our capital structure, including the interest expense resulting from our outstanding debt, and our asset base, including depreciation and amortization of our capital and intangible assets. In addition, Adjusted EBITDA is an important measure for our lender.